Exhibit 21

GLOBAL ENTERTAINMENT CORPORATION

SUBSIDIARIES OF THE REGISTRANT

(as of September 14, 2010)

State or Country
of Incorporation
Name of Subsidiary	or Organization

CHL Personnel, LLC (9)	Arizona
Encore Facility Management (1)	Nevada
GEC Food Service, LLC (3) (4)	Arizona
GEC Personnel, LLC (3)	Arizona
GETTIX CANADA, ULC (7)	British Columbia, Canada
GetTix International, Inc. (6)	Arizona
Global Entertainment Marketing Systems, Inc. (1)	Nevada
Global Entertainment Ticketing (1)	Nevada
Global of Allen, LLC (3)	Texas
Global of DCFC, LLC (3) (8)	Kansas
Global of Independence, LLC (3)	Missouri
Global of Prescott Valley, LLC (3)	Arizona
Global of Rio Rancho, LLC (3)	New Mexico
Global of Wenatchee, LLC (3)	Washington
Global of Youngstown, LLC (3)	Arizona
Global Personnel, LLC (3)	Arizona
Global Properties I (1)	Nevada
Hidalgo Events Center, LLC (3)	Texas
International Coliseums Company, Inc. (1)	Nevada
Our Old Car Company (1) (5)	Delaware
Prescott Valley Events Center, LLC (2)	Arizona
Wenatchee Events Center, LLC (3)	Washington
Western Professional Hockey League, Inc. (1)	Texas

(1)	wholly owned subsidiary of Global Entertainment Corporation
(2)	50% owned by Global Entertainment Corporation
(3)	single member LLC, where Global Entertainment Corporation is the sole member
(4)	formerly known as Global Food Service, LLC
(5)	formerly known as Cragar Industries, Inc.
(6)	wholly owned subsidiary of Global Entertainment Ticketing
(7)	wholly owned subsidiary of GetTix International, Inc.
(8)	formerly known as Global of Dodge City, LLC.
(9)	single member LLC, where Western Professional Hockey League, Inc. is the sole member